Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OWC Pharmaceutical Research Corp.

(Exact name of registrant as specified in its charter)

Delaware	98-0573566
(State of Incorporation)	(I.R.S. Employer Identification No.)

2 Ben Gurion Street

Ramat Gan, Israel 4514760

(212) 658-1450

(Address of Principal Executive Offices, Including Zip Code

and Telephone Number)

OWC Pharmaceutical Research Corp. Amended and Restated 2016 Israeli Employee Share Option Plan

(Full Title of the Plan)

Delaware Intercorp.

113 Barksdale Professional Center

Newark, Delaware 19711

(302) 266-9367

(Name, Address, including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copies to:

Dov T. Schwell, Esq.

Schwell Wimpfheimer & Associates LLP

37 West 39th Street, Suite 505

New York, NY 10018

(646) 328-0795

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a small reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $.0001 per share	36,000,000	(2)	$.039	(3)	$1,404,000	(3)	$170.16
Total	36,000,000						$170.16

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares being registered shall be adjusted to include such additional indeterminate number of shares as may be issuable pursuant to the anti-dilution provisions of the OWC Pharmaceutical Research Corp. (the “Plan”). In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.
(2)	Represents shares of Common Stock reserved for issuance pursuant to the Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, and based upon the average of the high and low reported prices of the shares of the Common Stock of the Registrant (“Common Stock”) on the OTCQB on March 6, 2019.

PART I

SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the OWC Pharmaceutical Research Corp. Amended and Restated 2016 Israeli Employee Share Option Plan (the “Plan”) as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act (§230.428(b)(1)). Such documents need not be filed with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 (§230.424). These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. See Rule 428(a)(1) (§230.428(a)(1)).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Prospectus on Form 424B3 filed with the Commission on July 3, 2018;
(b)	The Registrant’s Prospectus Supplements on Form 424B3 filed with the Commission on August 17, 2018, November 28, 2018, December 4, 2018 and February 14, 2019;
(c)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission on April 16, 2018 (“Form 10-K”);
(d)	Amendment No. 1 to Form 10-K, filed with the Commission on April 30, 2018;
(e)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the Commission on May 15, 2018;
(f)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the Commission on August 16, 2018;
(g)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed with the Commission on November 8, 2018;
(h)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on February 20, 2018, March 5, 2018, March 8, 2018, May 3, 2018, June 13, 2018, June 28, 2018, August 1, 2018, August 21, 2018, October 22, 2018, December 3, 2018, December 11, 2018, December 31, 2018, January 29, 2019, February 4, 2019, and February 7 2019;
(i)	The Registrant’s Current Reports on Form 8-K/A, filed with the Commission on May 9, 2018, August 21, 2018, February 7, 2019 and February 11, 2019; and
(j)	The description of the common stock, par value $0.0001 per share (the “Common Stock”), of the Registrant set forth under the section entitled “Description of Capital Stock in the Prospectus on Form 424B3 filed with the Commission on July 3, 2018 including any amendment or report filed for the purpose of updating such information.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

The Registrant’s amended and restated by-laws (the “By-Laws”), provide that the Registrant will indemnify each of its directors and officers and, in the discretion of its board of directors, certain employees, to the fullest extent permitted by the Delaware General Corporation Law as the same may be amended (except that in the case of amendment, only to the extent that the amendment permits the Registrant to provide broader indemnification rights than the Delaware General Corporation Law permitted the Registrant to provide prior to such the amendment) against expenses, liability and loss that are incurred by the director, officer or such employee or on the director’s, officer’s or employee’s behalf in connection with any threatened, pending or completed proceeding or any claim, issue or matter therein, to which he or she is or is threatened to be made a party because he or she is or was serving as a director, officer or employee of the Registrant, or at the Registrant’s request as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if he or she acted in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The By-Laws further provides for the advancement of expenses to each of the Registrant’s directors and, in the discretion of the board of directors, to certain officers and employees.

In addition, the By-Laws provide that the right of each of the Registrant’s directors and officers to indemnification and advancement of expenses shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the Registrant’s certificate of incorporation or By-Laws, agreement, vote of stockholders or otherwise. Furthermore, the By-Laws authorizes the Registrant to provide insurance for the Registrant’s directors, officers and employees, against any liability, whether or not the Registrant would have the power to indemnify such person against such liability under the Delaware General Corporation Law or the provisions of the By-Laws.

We have also entered into indemnification agreements with each of the Registrant’s directors and the Registrant’s executive officers. These agreements provide that the Registrant will indemnify each of the Registrant’s directors and such officers to the fullest extent permitted by law and the Charter and By-Laws.

The Registrant also maintain a directors and officers liability insurance policy, which covers certain liabilities of directors and officers of the Registrant’s arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

*4.1	Amended and Restated 2016 Israeli Employee Share Option Plan.

*5.1	Legal Opinion of Schwell Wimpfheimer and Associates LLP.

*23.1	Consent of Schwell Wimpfheimer and Associates LLP (included in Exhibit 5.1 hereto).

*23.2	Consent of Fahn Kanne & Co., the Israeli member firm of Grant Thornton International Ltd.

24.1	Power of Attorney (included in the Signature Pages to this Registration Statement).

* Filed herewith

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided , however , that paragraphs (a)(1)(i) and (a)(1)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Ramat Gan, Israel, on the 13th day of March, 2019.

OWC PHARMACEUTICAL RESEARCH CORP.

/s/ Mordechi Bignitz
Mordechi Bignitz
Chief Executive Officer and Director
(Principal Executive Officer)

The undersigned directors and officers hereby constitute and appoint Mordechai Bignitz, with full power to act and with full power of substitution and resubstitution, our true and lawful attorney-in-fact with full power to execute in our name in the capacities indicated any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Form S-8 that are filed pursuant to the requirements of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm that all such attorneys-in fact, or either of them, or their substitutes shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-8 Registration Statement has been signed by the following persons in the capacities indicated as of March 13, 2019.

Name	Title

/s/ Mordechi Bignitz	Chief Executive Officer and Director
Mordechi Bignitz	(Principal Executive Officer)

/s/ Sigal Russo	Chief Financial Officer
Sigal Russo	(Principal Financial Officer and Principal Accounting Officer)

/s/ Stanley Hirsch	Chairman of the Board
Stanley Hirsch

EXHIBIT INDEX

Item 8. Exhibits.

Exhibit No.	Description

*4.1	Amended and Restated 2016 Israeli Employee Stock Option Plan.

*5.1	Legal Opinion of Schwell Wimpfheimer and Associates LLP.

*23.1	Consent of Schwell Wimpfheimer and Associates LLP (included in Exhibit 5.1 hereto).

*23.2	Consent of Fahn Kanne & Co., the Israeli member firm of Grant Thornton International Ltd.

24.1	Power of Attorney (included in the Signature Pages to this Registration Statement).

* Filed herewith